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                                                         EXHIBIT 10.62

                      EMPLOYMENT AGREEMENT



          This Employment Agreement ("Agreement") is dated as of January 29, 1998 between Robert E. Fowler, Jr. (the "Executive") and IMC Global Inc., a Delaware corporation (the "Company").

          WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Executive and the Company hereby agree as follows:

                           ARTICLE I
                           Employment

          Section 1.01. Position; Term; Responsibilities. The Company shall employ the Executive as its President and Chief Executive Officer and, if elected, as a member of the Company's Board of Directors (the "Board" or the "Board of Directors") . The Executive also agrees to serve as Chairman of the Board, if so elected. The Executive's employment hereunder shall commence on July 1, 1997 and end on October 31, 2000, unless employment is terminated earlier pursuant to Article III (the "Employment Period"). Subject to the powers, authorities and responsibilities vested in the Board under the General Corporation Law of the State of Delaware, in duly constituted committees of the Board, and in the Chairman of the Board, the Executive shall have responsibility and authority for the overall strategic policies, management and leadership of the Company. The Executive shall also perform other executive and administrative duties (consistent with the position of President and Chief Executive Officer) as the Executive may reasonably be expected to perform on behalf of the Company, as may from time to time be authorized or directed by the Board or its duly authorized designee. The Executive agrees to be employed by the Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.

          Section l.02. Duties. During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the Company's business and not engage in any other business activities except with the prior written approval of the Board or its duly authorized designee.


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                           ARTICLE II
                          Compensation

          Section 2.01. Base Salary. As compensation for his services hereunder, during employment the Company shall pay the Executive at the rate of $650,000 per year, payable in installments in accordance with the Company's normal payment schedule for senior management of the Company. The Executive's salary may be increased from time to time by the Board or its duly authorized designee in its sole discretion. The Executive's annual salary in effect from time to time under this
Section 2.01 is hereinafter called his "Base Salary."

          Section 2.02. Annual Bonus. During employment, the Company shall provide the Executive the opportunity to earn an annual bonus, pursuant to the Company's Management Incentive Compensation Program (the "MICP") or successor bonus plan as in effect from time to time, at the highest level in effect from time to time, as determined by the Board or the Board's designee. Nothing in this Section 2.02 shall be construed as limiting the Company's right to revise, amend or terminate the MICP or other annual bonus plan in effect.

          Section 2.03. Long-Term Incentives. During employment, the Company shall provide the Executive the opportunity to earn long-term incentive awards under the Company's 1996 Long-Term Incentive Plan (the "LTIP") and 1988 Stock Option and Award Plan, as amended (the "Stock Option Plan), or successor long-term incentive plan or plans as in effect from time to time, at a level determined by the Board or the Board's designee. Nothing in this Section 2.03 shall be construed as limiting the Company's right to revise, amend or terminate any of the Company's LTIP, Stock Option Plan or other long-term incentive plans, including the amount of the target incentive.

          Section 2.04. Retirement Benefits. Subject to Section 2.09, the Company shall provide the Executive with participation in the Company's Retirement Plan for Salaried Employees, Investment Plan for Salaried Employees and Supplemental Executive Retirement Plan or successor qualified and nonqualified retirement plans in effect from time to time and provided by the Company to senior executive officers, subject to the participation and eligibility requirements of such plans. For purposes of determining benefits under any nonqualified retirement plan in which the Executive participates, the Executive's service shall include the period of his employment with The Vigoro Corporation.

          Section 2.05. Restricted Stock Award. The Company will provide the Executive with an award of restricted stock of the Company. The number of shares of restricted stock awarded to the Executive and the terms of such award shall be governed by the Executive's restricted stock award agreement and the Company's 1988 Stock Option and Award Plan, as amended from time to time.

          Section 2.06. Other Employee Benefits. Subject to Section 2.09, during employment, the Executive shall be entitled to participate in all employee benefit plans, including, without limitation, group health care and insurance, to take time off for vacation or illness,
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and to receive all other fringe benefits as are from time to time made available generally to the senior management of the Company. The Executive's participation shall be in accordance with the terms and conditions of the various plans, programs and policies, and as they are modified from time to time.

          Section 2.07. Perquisites. During employment, the Company also shall pay or reimburse the Executive for (i) his reasonable expenses up to a maximum of $7,500 per calendar year in connection with financial, tax, and estate planning advice and (ii) the cost of his annual medical examination. Subject to Section 2.09, the Company shall provide to the Executive all perquisites to which other senior executive officers of the Company generally are entitled to receive and other perquisites as the Board or the Board's designee deems appropriate.

          Section 2.08. Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Board.

          Section 2.09.  Right to Change Plans.  By reason of Sections
2.04 through 2.08, the Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any benefit plan, program, policy or any perquisite, so long as such changes are similarly applicable to other senior executive officers of the Company.
                          ARTICLE III
                   Termination of Employment

          Section 3.01.  Termination.   The Executive's employment may
be terminated as follows. Regardless of the reason for the termination of employment or by whom initiated, the Executive remains obligated under the provisions of Article IV of this Agreement. Upon termination, the Executive or his estate shall receive payment for any accrued but unpaid Base Salary under Section 2.01, vacation or bonus and any unreimbursed expenses under Section 2.08. He shall also receive benefits under those plans described in Sections 2.03, 2.04 and
2.05 as determined in accordance with the terms of the applicable plan and any applicable award agreement. Unless otherwise stated in this Agreement or in any applicable benefit plans, the Executive shall have no right to salary or benefits after employment is terminated and the Company shall have no further obligations to the Executive.

          (a) Death: The Executive's employment will terminate upon the Executive's death.

          (b) Inability to Perform: The Company may terminate the Executive's employment upon the Executive's incapacity or inability to perform his essential duties and responsibilities, with or without reasonable accommodation, for 90 consecutive days or periods aggregating 90 days in any 12-month period because of an impairment of the Executive's
physical or mental health.   Upon termination, the Executive shall
continue to receive his Base Salary from the date of termination until the earlier of: the end of the Employment Period, the
Executive's eligibility for retirement benefits under any Company plans, or the Executive's death. Such payments shall be made in accordance with the Company's regular payroll procedures and shall be reduced by any amounts received by the Executive pursuant to any insurance policy, plan or other employee benefit provided to the Executive by the Company.

          (c) For Cause: The Company may terminate the Executive's employment immediately if, in the Company's reasonable determination, the Executive (i) "grossly neglects" his duties; (ii) engages in "misconduct"; (iii) breaches a material provision of this Agreement including but not limited to Article IV. "Gross neglect" means the failure to perform the essential functions of the Executive's job or the failure to carry out the Company's reasonable directions with respect to material duties after the Executive is notified by the Company that the Executive is failing to perform these essential functions or failing to carry out the reasonable directions of the Company. "Misconduct" means: embezzlement or misappropriation of corporate funds, or other acts of fraud, dishonesty, or self-dealing; willful refusal to perform, or substantial disregard of, assigned duties; any significant violation of any statutory or common law duty of loyalty to the Company or indictment for a felony.

          (d) By the Company: The Company may terminate the Executive's employment without cause or reason by giving the Executive written notice, which shall set forth the date of termination. During any notice period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. Upon termination and execution of a general release of all claims against the Company and other related entities or persons, and upon the expiration of any applicable revocation period the Executive shall be entitled to receive the following "Severance Benefits":

          1. Base Salary for the balance of the Employment Period, payable in accordance with regular payroll procedures of the Company;

          2. An annual bonus for the balance of the Employment Period equal to the highest annual bonus earned under the MICP, or successor bonus plan in effect from time to time, during the three consecutive complete bonus years immediately preceding the date on which the Executive's employment is terminated ("Base Bonus").

          3. The Executive shall continue his participation and receive benefits under those employee benefit plans and arrangements described in Section 2.06 for the balance of the Employment Period or until the Executive becomes eligible to participate in and receive similar benefits under a plan or other arrangement sponsored by another employer or under any Company sponsored retirement plan. Participation shall be on the same terms and conditions as are applicable to active or retired employees, as is applicable.

Severance Benefits shall be subject to all applicable federal, state
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and local deductions and withholdings.  At the option of the Company, the present value of the Severance Benefits or balance thereof due to the Executive under paragraphs 3.01(d)(1) or (2), determined pursuant to section 280G(d)(4) of the Internal Revenue Code, may be paid in a lump sum. The Company's obligation to continue to employ the Executive or to continue Severance Benefits shall cease immediately if: (i) the Executive has not satisfied his obligations to cooperate fully with a smooth transition or (ii) the Company has grounds to terminate the Executive's employment immediately as specified above in Sections 3.01(a), (b), or (c).

          Section 3.03. Termination for Good Reason. If the Executive reasonably believes he has "Good Reason," as defined herein, to terminate employment, he must give the Board written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination and a reasonable opportunity to cure, which shall be at a minimum forty-five (45) days. If the Board fails to cure the Good Reason within a reasonable time, the Executive may terminate employment by giving the Board thirty (30) days written notice of his intention to terminate this Agreement. "Good Reason" means, the permanent assignment of the Executive without his consent to duties inconsistent with the Executive's authorities, duties, responsibilities, and status as an officer of the Company; provided, however, that an assignment of duties due to the Executive's incapacity, temporary or otherwise, as determined by the Board or its duly authorized designee, shall not trigger the Executive's right to terminate for Good Reason. Upon termination and execution of a general release of all claims against the Company and other related entities and persons, and upon the expiration of any applicable revocation period, the Executive shall receive the Severance Benefits provided in
Section 3.01(d) herein, subject to the terms, conditions and limitations stated therein.

                           ARTICLE IV
                    Confidential Information

          The Executive acknowledges that during his prior employment with The Vigoro Corporation, with the Company to date, and during his employment under this Agreement, he has developed and/or acquired and will develop and/or acquire confidential information belonging to the Company. Accordingly, the Executive agrees to undertake the following obligations that he acknowledges to be reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting the Executive's post-employment opportunities.

          Section 4.01.  Confidential Information/Proprietary Rights.

          (a) The Executive acknowledges that the Company or any of its subsidiaries or affiliates over which he shall have exercised, directly or indirectly, any supervisory management, fiscal or operating control (the "Managed Companies") has exclusive ownership of all information useful in its business (including its dealings with suppliers, customers and other third parties, whether or not a true "trade secret"), which at the time or times concerned is not generally known to persons outside of the Managed Companies engaged in businesses
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similar to those conducted by such entities, and which has been or is from time to time disclosed to, discovered by, or otherwise known by the Executive as a consequence of his employment by the Company (including information conceived, discovered or developed by the Executive during his employment) (collectively, "Confidential Information"). Confidential Information includes, but is not limited to the following especially sensitive types of information:

          (i) The identity, purchase and payment patterns of, and
          special relations with,       customers;

          (ii) The identity, net prices and credit terms of , and
          special relations with, the        suppliers;

          (iii) Inventory selection and management techniques;

          (iv) Product development and marketing plans; and

          (v) Finances except to the extent publicly disclosed.

     (b) The term "Proprietary Materials" shall mean all business records, documents, drawings, writings, software, programs and other tangible things which were or are created or received by or for the Company and other members of the Managed Companies in furtherance of its business, including, but not limited to, those which contain Confidential Information. For example, Proprietary Materials include, but are not limited to, the following especially sensitive types of materials: applications software, and printouts generated from such data bases; market studies and strategic plans; customer, supplier and employee lists; contracts and correspondence with customers and suppliers; documents evidencing transactions with customers and suppliers, sales calls reports, appointment books, calendars, expense statements and the like, reflecting conversations with any company, customer or supplier; architectural and engineering plans; and purchasing, sales and policy manuals. Proprietary Materials also include, but are not limited to, any such things which are created by the Executive or with assistance and all notes, memoranda and the like prepared using the Proprietary Materials and/or Confidential Information.

     (c) While some of the information contained in Proprietary Materials may have been known to the Executive prior to employment with The Vigoro Corporation or the Company, or may now or in the future be in the public domain, the Executive acknowledges that the compilation of that information contained in the Proprietary Materials has or will cost the Managed Companies a great effort and expense, and affords persons to whom Proprietary Materials are disclosed, including the Executive, a competitive advantage over persons who do not know the information or have the compilation of the Proprietary Materials. The Executive further acknowledges that Confidential Information and Proprietary Materials include commercially valuable trade secrets and automatically become the Company's exclusive property when they are conceived, created or received.


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          Section 4.02.  Return of Company Property.  When the
Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all Company property, including without limitation, all Confidential Information, Proprietary Materials and all records and other documents obtained by him or entrusted to him during the course of his employment with the Company; provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

          Section 4.03. Confidentiality Duties. The Executive shall, except as may be required by law, while an employee of the Company and thereafter for the longest time permitted by applicable law:

          (a) Preserve the confidentiality of Confidential Information and Proprietary Materials and comply with all instructions of the Company (whether oral or written) for preserving the confidentiality of Confidential Information and Proprietary Materials.

          (b) Use Confidential Information and Proprietary Materials only at places designated by the Company or the Employer, in furtherance of businesses of the Managed Companies.

          (c) Exercise appropriate care to advise other employees of the Company (and, as appropriate, contractors or others) of the sensitive nature of Confidential Information and Proprietary Materials prior to their disclosure, and to disclose the same only on a need-to-know basis.

          (d) Not copy all or any part of Proprietary Materials, except as the Company directs.

          (e) Not sell, give, loan or otherwise transfer any copy of all or any part of Proprietary Materials to any person who is not an employee of or otherwise engaged to provide services to the Company or the Managed Companies.

          (f) Not publish, lecture on or otherwise disclose to any person who is not an employee of the Company, except as the Company directs, all or any part of Confidential Information or Proprietary Materials.

          (g) Not use all or any part of any Confidential Information or Proprietary Materials for the benefit of any third party without the Company's written consent.

          Section 4.04. Remedies. The following provisions shall apply to the covenants of the Executive contained in Article IV:

          (a) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Article IV, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof;

          (b) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Article IV, any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (c) the covenants contained in Article IV shall survive the conclusion of the Executive's employment by the Company.

                           ARTICLE V
                       Change in Control


          Section 5.01. Effective Date. For purposes of this Article V, the term "Effective Date" shall mean the date on which a Change in Control of the Company (as defined in Section 5.09) occurs. This
Article V shall not become effective, and the Company shall have no obligation hereunder, if the employment of the Executive with the Company shall terminate prior to a Change in Control of the Company. If there is a Change in Control and this Article becomes effective, then this Article shall govern the terms and conditions of the Executive's employment and termination thereof and the provisions of Articles I, II, III and IV of this Agreement shall no longer be effective.

          Section 5.02. Right to Change in Control Severance Benefits. The Executive shall be entitled to receive from the Company Change in Control Severance Benefits as described in Section 5.07 herein, if during the term of this Agreement there has been a Change in Control of the Company and there is a Termination (as defined in Section 5.06) prior to the expiration of the Employment Term (as defined in Section 5.03).

          Section 5.03. Employment Term. For purposes of this Article V, the term "Employment Term" shall mean the period commencing on the Effective Date and ending on the earlier to occur of (a) the last day of the month in which occurs the third anniversary of the Effective Date or (b) the last day of the month in which the Executive attains mandatory retirement age pursuant to the terms of a mandatory retirement plan of the Company as such were in effect and applicable to the Executive immediately prior to the Effective Date.

          Section 5.04. Employment. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, until the expiration of the Employment Term. During the Employment Term, the Executive shall exercise such position and authority and perform such responsibilities as are commensurate with the position and authority being exercised and duties being performed by the Executive immediately prior to the

Effective Date of this Article V, which services shall be performed at the location where the Executive was employed immediately prior to the Effective Date of this Article V or at such other location as the Company may reasonably require; provided, that the Executive shall not be required to accept another location that he deems unreasonable in the light of his personal circumstances.

          Section 5.05.  Compensation and Benefits.  During the
Employment Term, the Executive shall receive the following compensation and benefits:
          (a) He shall receive an annual base salary which is not less than his Base Salary immediately prior to the Effective Date of this
Article V, with the opportunity for increases, from time to time thereafter, which are in accordance with the Company's regular executive compensation practices.

          (b) He shall be eligible to participate on a reasonable basis, and to continue his existing participation, in annual incentive, stock option, restricted stock, long-term incentive performance and any other compensation plan which provides opportunities to receive compensation in addition to his Base Salary which is the greater of (i) the opportunities provided by the Company for executives with comparable duties or (ii) the opportunities under any such plans in which he was participating immediately prior to the Effective Date of this Article V.

          (c) He shall be entitled to receive and participate in salaried employee benefits (including, but not limited to, medical, life and accident insurance, investment, stock ownership and disability benefits) and perquisites which are the greater of (i) the employee benefits and perquisites provided by the Company to executives with comparable duties or (ii) the employee benefits and perquisites to which he was entitled or in which he participated immediately prior to the Effective Date of this Article V.

          (d) He shall be entitled to continue to accrue credited service for retirement benefits and to be entitled to receive retirement benefits under and pursuant to the terms of the Company's qualified retirement plan for salaried employees, the Company's supplemental executive retirement plan, and any successor or other retirement plan or agreement in effect on the Effective Date of this
Article V in respect of his retirement, whether or not a qualified plan or agreement, so that his aggregate monthly retirement benefit from all such plans and agreements (regardless when he begins to receive such benefit) will be not less than it would be had all such plans and agreements in effect immediately prior to the Effective Date of this
Article V continued to be in effect without change until and after he begins to receive such benefit.

          Section 5.06. Termination. The term "Termination" shall mean termination, prior to the expiration of the Employment Term, of the employment of the Executive with the Company for any reason other than death, disability (as described below), cause (as described below), or voluntary resignation (as described below).

          (a) The term "disability" means physical or mental incapacity qualifying the Executive for long-term disability under the Company's long-term disability plan.

          (b) The term "cause" means (i) the willful and continued failure of the Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) after a demand for substantial performance is delivered to him by the Board of Directors which specifically identifies the manner in which the Board believes he has not substantially performed his duties or
(ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The unwillingness of the Executive to accept any or all of a change in the nature or scope of his position, authorities or duties, a reduction in his total compensation or benefits, a relocation that he deems unreasonable in light of his personal circumstances, or other action by or request of the Company in respect of his position, authority or responsibility that he reasonably deems to be contrary to this Agreement, may not be considered by the Board of Directors to be a failure to perform or misconduct by the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for cause for purposes of this Article V unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters of the entire Board of Directors of the Company at a meeting of the Board called and held (after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board) for the purpose of considering whether the Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith option of the Board the Executive has been guilty thereof and specifying the particulars thereof.

          (c)  The resignation of the Executive shall be deemed
"voluntary" if it is for any reason other than one or more of the following:

          (i) The Executive's resignation or retirement (other than mandatory retirement, as aforesaid) is requested by the Company other than for cause;

          (ii) Any other significant change in the nature or scope of the Executive's position, authorities or duties from those described in Sections 1.01 and 1.02 of this Agreement;

          (iii) Any other reduction in his total compensation or benefits from that provided in Section 5.04;

          (iv) The breach by the Company of any other provision of this
     Article V; or

          (v) The reasonable determination by the Executive that, as a result of a Change in Control of the Company and a change in circumstances in his position, he is unable to exercise the authorities and responsibility attached to his position and contemplated by Sections 1.01 and 1.02 of this Agreement.

          (d) Termination that entitles the Executive to the payments and benefits provided in Section 5.07 shall not be deemed or treated by the Company as the termination of the Executive's employment or the forfeiture of his participation, award or eligibility for the purpose of any plan, practice or agreement of the Company referred to in
Section 5.05.

          Section 5.07. Change in Control Severance Benefits. In the event of and within 30 days following Termination, the Company shall pay to the Executive the following benefits (collectively, "Change in Control Severance Benefits"):

          (a) His Base Salary and all other benefits due him as if he had remained an employee pursuant to this Article V through the remainder of the month in which Termination occurs, less applicable withholding taxes and other authorized payroll deductions;

          (b) The amount equal to the target award for the Executive under the Company's annual bonus plan for the fiscal year in which Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which Termination occurs; provided, that if the Executive has deferred his award for such year under the plan, the payment due the Executive under this Paragraph
(b) shall be paid in accordance with the terms of the deferral; and

          (c) A lump sum severance allowance in an amount which is equal to the sum of the amounts determined in accordance with the following subparagraphs (i) and (ii):

          (i) an amount equivalent to three times the Executive's Base Salary at the rate in effect immediately prior to Termination; and

          (ii) an amount equivalent to three times the average of the annual incentive compensation received or deferred by the Executive for the three fiscal years immediately prior to the fiscal year in which Termination occurs.

          Section 5.08. Non-Competition and Confidentiality. The Executive agrees that:

     (a) There shall be no obligation on the part of the Company to provide any further Change in Control Severance Benefits (other than payments or benefits already earned or accrued) described in Section 5.07 if, when and so long as the Executive shall be employed by or otherwise engage in any business which is competitive with any business of the Company or of any of its subsidiaries, as such business existed as of the Effective Date of this Article V, in which the Executive was engaged during his employment, and if such employment or activity is likely to cause serious damage to the Company or any of its subsidiaries; and

       (b) during and after the Employment Term, he will not divulge or appropriate to his own use or the use of others any secret or confidential information pertaining to the businesses of the Company or any of its subsidiaries obtained during his employment by the Company, it being understood that this obligation shall not apply when and to the extent any of such information becomes publicly known or available other than because of his act or omission.

          Section 5.09. Definition of "Change in Control". "Change in Control" of the Company means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

          (a) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either
(i) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.09;

          (b)  individuals who, as of the effective date of this
Article V, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the effective date of this Article V, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

          (c) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

          (d) the consummation of a plan of complete liquidation or dissolution of the Company.

          Section 5.10. Excise Tax Payments. If any of the payments to be made under Article V or any payments which are construed as being made under Article V, will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive at the time specified in Paragraph (c) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any federal, state or local income tax on the Change in Control Severance Payments, shall be equal to the Total Payments.

          (a) For purposes of determining whether any of the Change in Control Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control (as that term is defined in Section 5.09) of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control of the

Company or any person affiliated with the Company or such person) (which, together with the Change in Control Severance Payments, shall constitute the "Total Payments") shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or
(B) the amount of excess parachute payments within the meaning of
Section 280G(b)(1) of the Code (after applying clause (i) above), and
(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (b) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.
In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest payable with respect of such excess) at the time that the amount of such excess is finally determined.

          (c) The Gross-up Payment or portion thereof provided for in Paragraphs (a) and (b) above shall be paid not later than the thirtieth day following payment of any amounts under this Article V; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than the forty-fifth day after payment of any amounts under this Article V.

          (d) In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (e) All Gross-up Payments will be paid to the Executive from the Trust Agreement between IMC Global Inc. and Wachovia Bank Trust Company, N.A., which has been established to protect payment obligations of the Company under this Agreement. Any repayment due the Company from the Executive as a result of the circumstances described in the last sentence of the preceding paragraph shall be made by the Executive after the Executive has received such excess amounts from the Trust.

                           ARTICLE VI
                         Miscellaneous

          Section 6.01. Dispute Resolution: The Executive and the Company shall not initiate legal proceedings relating in any way to this Agreement or to the Executive's employment or termination from employment with the Company until thirty days after the party against whom the claim is made ("respondent") receives written notice from the claiming party of the specific nature of any purported claims and the amount of any purported damages attributable to each such claim. The Executive and the Company further agree that if respondent submits the claiming party's claim to the CPR Institute for Dispute Resolution or JAMS/Endispute for nonbinding mediation prior to the expiration of such thirty day period, the claiming party may not institute arbitration or other legal proceedings against respondent until the earlier of: (a) the completion of good-faith mediation efforts or (b) 90 days after the date on which the respondent received written notice of the claimant's claim(s); provided, however, that nothing in this Section shall prohibit the Company from pursuing injunctive or other equitable relief against the Executive prior to, contemporaneous with, or subsequent to invoking or participating in these dispute resolution processes. The Company shall pay the cost of the mediator.

          Section 6.02. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Senior Vice President, Human Resources, and if to the Executive, to Robert E. Fowler, Jr. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request, or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request, or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

          Section 6.03. Authority; No Conflict. The Executive represents and warrants to the Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

          Section 6.04. Assignment and Succession. This Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective legal representatives, legatees, distributees, heirs, successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to and shall inure to the benefit of and be binding upon its successors and assigns. The Executive acknowledges that the services he renders pursuant to this Agreement are unique and personal. Accordingly, the Executive may not delegate or assign any of his duties hereunder.

          Section 6.05. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

          Section 6.06. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

          Section 6.07. Termination of Prior Agreements. As of the effective date of this Agreement, the Non-Competition Agreement, dated February 29, 1996, and the Employment Agreement, dated April 1, 1996, and the related tax-gross-up agreement, dated April 16, 1996, all between the parties hereto, shall be terminated and of no further force or effect, and each party thereto agrees that it or he shall have no further rights thereunder, including, without limitation, any claims for breach of contract. The Executive's participation in and right to collect payments or benefits under the Vigoro Corporation Severance Plan, dated November 13, 1995 also shall terminate on the effective date of this Agreement.

          Section 6.08. Entire Agreement, Amendment, Waiver. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement made between the parties. The parties may not amend this Agreement except by written instrument signed by both parties. No waiver by either party at any time of any breach by the other of any provision of this Agreement shall be deemed a waiver of similar or dissimilar provision at the same time or any prior of subsequent time.

          Section 6.09.  Severability.  The provisions of this
Agreement shall be regarded as durable, and if any provision or portion thereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder and applicability thereof shall not be affected.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.


IMC GLOBAL INC.


By:   ________________________________
____________________________________
       Robert E. Fowler, Jr.
Title: ________________________________